Exhibit 3.67

                          ARTICLES OF ORGANIZATION
                                     OF
                     BROWN & BROWN NISSAN MESA, L.L.C.

      Pursuant to A.R.S.ss. 29-632, the undersigned states as follows:

                                     I.
                                    NAME

         The name of the limited liability company is "Brown & Brown Nissan Mesa, LLC."

                                    II.
                             REGISTERED OFFICE

         The address of the registered office in Arizona is 145 East Main Street, Mesa, Arizona 85201.

                                    III.
                              STATUTORY AGENT

         The name and address of the statutory agent of the limited liability company are as follows:

                  FC Service Corporation
                  Two North Central Avenue
                  Suite 2200
                  Phoenix, Arizona  85004-2390

                                    IV.
                                  MEMBERS

         There are or will be two or more members of the limited liability company at the time it is formed.

                                     V.
                                DISSOLUTION

         The latest date upon which the limited liability company is to dissolve is December 31, 2050.

                                    VI.
                                 MANAGEMENT

         Management of the limited liability company is reserved to the members. The name and address of each person who is a Member of the limited liability company at the time of its formation are as follows:

                           Henry E. Brown
                           Susan W. Brown
                           145 East Main Street
                           Mesa, Arizona 85211